Exhibit 10.1
REAL ESTATE PURCHASE AND SALE AGREEMENT
BETWEEN
FMC CORPORATION
AND
ERCOR ELKTON, LLC

FMC STINE RESEARCH CENTER
1090 ELKTON ROAD
NEWARK, DELAWARE

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Addenda
Addendum 1    -    List of Personal Property
Addendum 5.1 -    Access Parameters and Requirements
Addendum 5.6    -    Leaseback General Terms
Addendum 5.7    -    Open Items Schedule
Addendum 7.2    -    Disclosure Schedules
Exhibits
Exhibit A    -    Description of the Land
Exhibit B    -    Reserved
Exhibit C    -    Rent Roll
Exhibit D-1    -    FMC Leased Property
Exhibit D-2    -    Form of Leaseback Lease
Exhibit E    -    List of Contracts
Exhibit F    -    Form of Deed
Exhibit G    -    Form of Bill of Sale and General Assignment
Exhibit H    -    Form of Assignment and Assumption Agreement
Exhibit I    -    Form of Representation Certificate
Exhibit J    -    Form of Owner’s Title Affidavit
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REAL ESTATE PURCHASE AND SALE AGREEMENT
THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of June 18, 2026 (the “Effective Date”) by and between FMC CORPORATION, a Delaware corporation (the “Seller”), and ERCOR ELKTON, LLC, a Delaware limited liability company (the “Purchaser”) and joined in for the limited purposes set forth herein by Old Republic Title Insurance Company (Las Vegas, Nevada Office), as Escrow Agent (the “Escrow Agent”).
RECITALS
Seller is the fee title owner to the Property (described below).
Purchaser desires to purchase the Property and Seller desires to sell the Property and leaseback the FMC Leased Property (described below), all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1 DEFINITIONS
Section 1.1Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:
“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning set forth in Section 7.1(g).
“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement substantially in the form to be attached hereto as Exhibit H.
“Bill of Sale” shall mean a bill of sale and general assignment substantially in the form to be attached hereto as Exhibit G.
“Business Day(s)” shall mean any day of the week other than (i) Saturday and Sunday, (ii) a day on which banking institutions in Philadelphia, Pennsylvania or the city in which the Real Property is located are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (iii) a day on which governmental functions in Philadelphia, Pennsylvania or the city in which the Real Property is located are interrupted because of extraordinary events such as hurricanes, blizzards, power outages or acts of terrorism.
“Claim Cap” shall have the meaning set forth in Section 10.4.
“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.
“Closing Date” shall mean the date that is thirty (30) days following the expiration of the Study Period, as such date may be extended in accordance herewith, but in no event later than December 31, 2026.
“Closing Statement” shall have the meaning set forth in Section 8.4(j).
“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

“Confidential Information” shall mean the Documents, and all other documents, studies, reports, test results, brochures, offering materials, photographs, leases, lease guarantees, rent rolls, surveys, title reports and commitments, legal documents, financial information, Seller intellectual property, computer output and other materials and information relating to the Property, the Seller, the Leases, the Leaseback and/or the Tenants and all analyses, compilations, forecasts, projections and other documents prepared based upon such materials and information, any and all proposals made in connection with a potential sale of the Property (including any proposals involving a price for the Property), whether the same are in electronic, pictorial, written or other form. The term “Confidential Information” shall also include this Agreement, the terms hereof and any information contained herein or otherwise provided to Purchaser concerning the Property.
“Contracts” shall mean all service, maintenance, landscaping, telecommunications, cable, internet service, management, leasing, and other similar contracts material to the operation of the Land or the Improvements, a list of which as of the Effective Date is set forth in Exhibit E, and any other contracts entered into by Seller after the Effective Date in accordance with the terms of this Agreement, including in each case all amendments, extensions, modifications and supplements thereto; provided, however, that the term “Contracts” shall not include the Leases.
“Corteva Lease” shall mean that certain Lease (Leaseback) dated November 1, 2017 between Seller and Corteva Agriscience, successor in interest to E.I. DuPont De Nemours and Company.
“Deed” shall mean a special warranty deed substantially in the form to be attached hereto as Exhibit F.
“Delinquent Rent” shall mean any of the Rents or other amounts that, under the terms of the Leases are to be paid by the Tenants on or prior to the Closing Date, but which have not been received in good funds by Seller on or prior to the Closing Date.
“Deposit” shall have the meaning set forth in Section 3.1.
“Designated Seller Representative” shall mean James Sullivan, Director of Facilities & Engineering.
“Documents” shall mean all documents, studies, reports and other information applicable to the Property or any portion thereof and obtained by or made available to Purchaser or its agents prior to Closing, including title policies, title exception documents, surveys, Leases, operating and financial statements, accounting reports, rent rolls, delinquency reports, estoppel certificates, Environmental Reports, all other environmental engineering and soils reports, site and architectural plans, Contracts, inspection or maintenance reports, permits and approvals, and the Offering Memorandum.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Environmental Reports” mean documents detailing: (i) the risk of contamination to the environment, or the absence of same, resulting from Seller’s or Seller’s predecessors in interest activities and operations on the Real Property, or (ii) the presence of Hazardous Materials on or adjacent to the Real Property.
“Escrow Agent” shall mean the Title Company.
“Estoppel Requirement” shall have the meaning set forth in Section 6.1(a)(vi).
“Excluded Items” shall mean: (a) materials relating to Seller’s marketing efforts for the sale of the Property, including communications and agreements with other potential purchasers, (b) projections and other internal memoranda or materials, (c) appraisals, budgets, Seller’s strategic plans for the Property, internal analyses (including Seller’s analyses with respect to its leasing of space in the Property), computer software, and submissions relating to Seller’s obtaining of internal authorizations, (d) attorney and accountant work product, and all other materials subject to any legal privilege in favor of Seller; and (e) organizational documents relating to any of the Seller Parties.
“Executive Order” shall have the meaning set forth in Section 7.1(g).
“FMC Leased Property” shall mean the buildings designated on the map attached hereto as Exhibit D-1, together with the associated land, parking and access areas, other buildings, improvements and appurtenant rights, all to be more fully described in the Leaseback Leases.
“Government List” shall mean any of (i) the lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
“Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 “et seq.”) or any regulations promulgated thereunder (“CERCLA”), or the Hazardous Substances Cleanup Act, 7 Del. C. 9101, et. seq. (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq ) or the Delaware Underground Storage Tank Act, 7 Del. C. § 7401 et seq., the Jeffrey Davis Above Ground Storage Tank Act, 7 Del. C. § 7401A et seq. or regulations promulgated thereunder; (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos-containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon or methane gas; (viii) mold, mildew, fungus or other potentially dangerous organisms; (ix) any putrescible or nonputrescible solid, semisolid, liquid or gaseous waste of any type; and (x) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water, land or soil).
“Improvements” shall mean all buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Land.
“Intangible Property” shall mean all of Seller’s right, title and interest, if any, in all intangible assets relating to the Land and Improvements, including all of Seller’s right, title and interest, if any, in all (a) warranties and guaranties relating to the Land, Improvements or Personal Property, (b) all licenses, permits and approvals relating to the Land, Improvements or Personal Property, and (c) all plans and specifications relating to the Land and/or Improvements, in each case to the extent that Seller may legally transfer the same; provided, however, that the term “Intangible Property” shall not include any trademarks, logos, patents, trade secrets or any other intellectual property or intangible property relating to Seller or Seller’s operations, nor, for the avoidance of doubt, shall “Intangible Property” include the name “FMC” or “FMC Stine Research Center” or any variations or derivations thereof, whether alone or in combination with one or more other words.

“Land” shall mean the approximately 255 acres of land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land.
“Leaseback” shall have the meaning set forth in Section 5.6.
“Leases” shall mean all leases, subleases, licenses and other occupancy agreements affecting the Real Property or any portion thereof, pursuant to which any Person has the right to use, occupy or possess any portion of the Real Property, together with all amendments, modifications, extensions, renewals, guaranties and supplements thereto.
“Lease Proposal Notice” shall mean a written notice delivered by Seller to Purchaser describing in reasonable detail the material terms of any proposed new Lease or any proposed amendment, renewal, extension, expansion or termination of an existing Lease, including all material economic terms.
“Material Casualty” shall have the meaning set forth in Section 6.3.
“Material Taking” shall have the meaning set forth in Section 6.4.
“Offering Memorandum” means that Confidential Offering Memorandum FMC Stine Research Center and all updates, supplements and modifications thereto.
“Operating Expense Pass-Throughs” shall have the meaning set forth in Section 8.4(e).
“Permitted Exceptions” shall mean all matters affecting title to the Real Property as to which Purchaser has actual knowledge as of the Title Objection Date, except for those matters as to which, in accordance with Section 4.1(b) Purchaser makes a written objection on or before the Title Objection Date; and Seller does not elect to cure.
“Person” shall mean any individual, estate, trust, general or limited partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.
“Personal Property” shall mean all furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property only as listed and noted on Addendum 1 to be attached hereto, subject to depletions, replacements and additions in the ordinary course of business and for the avoidance of doubt shall not include any furniture, equipment, machinery, inventories, signs and/or other personal property used by Seller in conjunction with Seller’s operations at the Property or ongoing operations in conjunction with the Leaseback. For the avoidance of doubt, the foregoing exclusion shall not apply to any building system, fixture or equipment owned by Seller whose primary function is to serve the operation of the Improvements as buildings, including HVAC, mechanical, electrical, plumbing, fire/life-safety, central plant, building-management and control, and elevator systems; provided that the foregoing shall not include laboratory, research, manufacturing, process or other specialized equipment used primarily in Seller’s business or operations, even if attached to the Improvements.
“Property” shall mean, collectively, the Real Property, the Personal Property, Seller’s interest in and to the Leases, and the Intangible Property.
“Purchase Price” shall mean the purchase price for the Property as specified in Section 2.2.

“Purchaser Title Objections” shall have the meaning set forth in Section 4.1(b).
“Purchaser’s Surviving Obligations” shall mean Purchaser’s obligations under Sections 5.1, 5.3, 9.1, 11.18 and 11.21 of this Agreement
“Real Property” shall mean, collectively, the Land and the Improvements.
“Rent” shall mean fixed and minimum rents and including, but not limited to, all additional rents, imposition charges, operating expenses, common area maintenance charges, heating and cooling charges, charges for utilities, charges for parking and storage, and all other amounts and charges payable by the Tenants under the Leases.
“Rent Roll” shall mean the Rent Roll attached hereto as Exhibit C.
“Security Deposits” shall mean all security deposits and other deposits paid by Tenants and held by Seller.
“Seller-Allocated Amounts” shall mean, collectively:
(a)with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the Effective Date, (i) the third-party costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, reasonably incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and
(b)with respect to any casualty to any portion of the Property that occurs after the Effective Date, (i) the third-party costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, reasonably incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual third-party costs incurred by Seller in stabilizing the Property following a casualty.
“Seller Parties” shall mean Seller, its agents, officers, directors, trustees, advisors, managers, agents, owners, employees and counsel.
“Seller Representations” shall mean the representations and warranties of Seller expressly set forth in Section 7.2.
“Seller’s Broker” means Jones Lang LaSalle.
“Seller’s Surviving Obligations” shall mean Seller’s obligations under Sections 5.3, 9.1, 10.5, 11.21 and 11.23 of this Agreement.

“Seller’s Title Election Period” shall have the meaning set forth in Section 4.1(b).
“Study Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. eastern standard time on the date that is one hundred twenty (120) days from the Effective Date (the “Initial Study Period”), as may be extended by prior written notice from Purchaser to Seller on or before the expiration of the Initial Study Period, for an additional period of thirty (30) days.
“Survey” shall have the meaning set forth in Section 4.1.
“Tenant Notices” shall have the meaning set forth in Section 8.5.
“Tenant Receivables” shall have the meaning set forth in Section 8.4(f).
“Tenants” shall mean all Persons leasing or occupying space within the Real Property pursuant to the Leases.
“Title Commitment” shall mean a commitment for title insurance issued by the Title Company to Purchaser.
“Title Company” shall mean Old Republic Title Insurance Company (Las Vegas, Nevada Office).
“Title Objection Date” shall mean the date that is thirty (30) days before the end of the Initial Study Period.
“Title Objection Notice” shall have the meaning set forth in Section 4.1(b).
“Unbilled Tenant Receivables” shall have the meaning set forth in Section 8.4(f).
“Uncollected Delinquent Tenant Receivables” shall have the meaning set forth in Section 8.4(f).
“Voluntary Lien” shall mean any mortgage, deed of trust or similar instrument granted or assumed by any Seller Party and encumbering the Property or any portion thereof and any other monetary lien encumbering the Property arising by, through or under any Seller Party.
ARTICLE 2AGREEMENT; PURCHASE PRICE
Section 2.1Agreement to Sell and Purchase. Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.
Section 2.2Purchase Price. The Purchase Price for the Property shall be One Hundred Fourteen Million Fifty Thousand Dollars ($114,050,000.00). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.
ARTICLE 3 DEPOSIT
Section 3.1Deposit. No later than the seven (7) Business Days following the Effective Date, Purchaser shall deposit Two Hundred Fifty Thousand Dollars ($250,000.00) (together with any additional deposit provided for herein, and all interest and earnings on all such amounts, the “Deposit”) with Escrow Agent. The Deposit shall be held in a segregated “money market” account pursuant to an escrow agreement consistent with the terms hereof and otherwise reasonably acceptable to Seller and Purchaser. The Deposit shall be applied to the Purchase Price if the Closing occurs. In the event that the Closing does not occur by the Closing Date, the Deposit shall be disbursed as provided herein. If Purchaser fails to deliver the Deposit to Escrow Agent by the seventh Business Day following the Effective Date, this Agreement shall, at Seller’s election, terminate. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Escrow Agent for delivery by the Escrow Agent to Seller as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.
Section 3.2Additional Deposit. No later than three (3) Business Days immediately following the end of the Study Period, unless this Agreement has terminated, or either party has then exercised any termination right hereunder, Purchaser shall make a Seven Hundred Fifty Thousand Dollar ($750,000.00) addition to the Deposit with the Escrow Agent by wire transfer of immediately available federal funds and provide Seller with written confirmation thereof. If Purchaser fails to deliver such addition to the Deposit to the Escrow Agent within three (3) Business Days following the end of the Study Period, and such failure continues for five (5) Business Days after written notice thereof from Seller to Purchaser, this Agreement shall, at Seller’s election in its sole discretion (provided Seller is not then in default hereunder), terminate, in which event the Deposit made under Section 3.1 shall be paid to and retained by Seller as liquidated damages (as Seller’s sole remedy at law and in equity for such failure to deliver the addition to the Deposit) and, except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder.
ARTICLE 4 SURVEY AND TITLE COMMITMENT
Section 4.1Title and Survey.
(a)Within five (5) days after the Effective Date, Purchaser shall: (i) order an ALTA “as built” survey of the Real Property (the “Survey”) by a licensed surveyor or registered professional engineer licensed or registered in the State of Delaware; and (ii) cause the Title Company to prepare the Title Commitment, together with copies of all instruments referred to thereon as exceptions to title. The Survey (and all related survey certifications) shall be addressed to both Purchaser and Seller.
(b)Purchaser shall have until the Title Objection Date to give Seller a single written notice (the “Title Objection Notice”) that sets forth in reasonable detail any objections that Purchaser has to title or survey matters affecting the Property (the “Purchaser Title Objections”). Seller shall have five (5) days from its receipt of the Title Objection Notice (“Seller’s Title Election Period”) to give Purchaser notice as to whether Seller elects to use reasonable efforts to cure the Purchaser Title Objections by the Closing Date. If Seller fails to give Purchaser written notice of such election before the end of Seller’s Title Election Period, Seller shall be deemed to have elected not to attempt to cure the Purchaser Title Objections. If Seller elects or is deemed to have elected not to attempt to cure any one or more of the Purchaser Title Objections, such Purchaser Title Objections shall constitute Permitted Exceptions and Purchaser shall have until the end of the Study Period to determine whether to take title to the Property subject to such matters or to terminate this Agreement in accordance with Section 5.2. If Seller elects to use reasonable efforts to cure any one or more of the Purchaser Title Objections, Seller shall have until the Closing Date to complete such cure, failing which Purchaser shall have the option of either accepting the title as it then is or terminating this Agreement and receiving a refund of the Deposit, which shall be returned to Purchaser, and except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, Purchaser and Seller shall have no further obligations or liabilities under this Agreement. If Seller elects to use reasonable efforts to cure any one or more Purchaser Title Objections, Seller shall use reasonable efforts to correct such Purchaser Title Objections on or before the Closing Date, except that (y) Seller shall in no event be required to bring suit to clear any claimed title or survey defects and (z) except for Voluntary Liens, Seller shall not be required to expend more than a total of Two Hundred Fifty Thousand Dollars ($250,000) to cure the Purchaser Title Objections. All Voluntary Liens shall be satisfied by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller. If any update to the Title Commitment or the Survey first discloses any title or survey matter not caused by Purchaser and not previously disclosed (each, a “New Title Matter”), Purchaser may object to such New Title Matter by written notice to Seller within five (5) Business Days after Purchaser’s receipt of such update (and the Closing Date shall be extended to the extent necessary to afford such period), in which case the objection, election and cure provisions of this Section 4.1 shall apply to such New Title Matter, mutatis mutandis. No New Title Matter shall constitute a Permitted Exception unless Purchaser fails to timely object thereto or elects to proceed notwithstanding such New Title Matter. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Purchaser’s attorney is made for recording following the Closing of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located for the satisfaction or release of the Voluntary Liens.
(c)Purchaser shall be entitled to request that the Title Company provide such endorsements to the Purchaser’s title insurance policy as Purchaser may reasonably require, provided that such endorsements or amendments shall be at no cost to, and shall impose no additional liability on, Seller.
ARTICLE 5 INSPECTION
Section 5.1Access. During the pendency of this Agreement, Purchaser, personally or through its authorized agents or representatives, shall be entitled upon at least forty-eight (48) hours prior advance written notice to Seller (with email sufficient for these purposes to James Sullivan (James.Sullivan@fmc.com)) to enter upon the Property and shall have the right to make such investigations, including appraisals, engineering studies, geotechnical and environmental studies and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following limitations and the remainder of this paragraph: (a) such access shall be subject to (i) the parameters and requirements set forth in Addendum 5.1 attached hereto and incorporated herein, and (ii) rights of Tenants, and (b) such access shall not violate any law or agreement to which Seller is a party. In addition, a representative of Seller shall have the right to be present when Purchaser or its representatives conduct investigations on the Property or communicate with any Tenants or property management personnel or agents. Neither Purchaser nor its agents shall interfere with the use, occupancy or enjoyment of any Tenants, subtenants or other occupants of the Property or their respective employees, contractors, customers or guests. Neither Purchaser nor its agents shall damage the Property or any portion thereof and before Purchaser or its agents enter onto the Property, Purchaser shall deliver to Seller such certificate(s) of insurance as set forth in Addendum 5.1. Purchaser shall: (i) use reasonable efforts to perform all on-site and off-site due diligence reviews on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend the Seller Parties against, and hold the Seller Parties harmless from, all loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages resulting from or relating to the activities of Purchaser or its agents under this paragraph. Without Seller’s prior written approval and consent, exercised in its commercially reasonable discretion, Purchaser shall not conduct any Phase II assessment, soil borings, testing or sampling of any surface or subsurface soils, water or other materials, or other invasive tests on or around the Property. Purchaser shall provide Seller with a detailed scope of any proposed invasive testing or examinations and to the extent approved by Seller in its commercially reasonable discretion, such testing or investigation shall only be conducted by a licensed third-party professional inspection or engineering company. In any event, Purchaser shall restore the Property to its condition prior to such testing or examination, in all material respects, at Purchaser’s sole cost and expense, which restoration shall include, but not be limited to, disposal of any waste with the additional proviso that Seller not be named as the generator thereof. Any such entry is at Purchaser’s sole risk. Purchaser shall make available to Seller, upon Seller’s written request, the results of any assessment, test, sampling or report. In the event Seller requests and Purchaser makes such assessment, test sampling or report available then, in the event Purchaser terminates this Agreement, Seller shall reimburse Purchaser for the actual, documented third-party costs thereof up to $50,000 in the aggregate. The indemnification obligation set forth herein shall survive the Closing or termination of this Agreement.
Further, during the Study Period, Seller shall deliver or make available to Purchaser the Documents and other books, records, materials and information relating to the Property, the Leases, the Contracts and the ownership, operation, maintenance, use, occupancy, title, zoning, utilities, infrastructure, environmental condition, taxes and operating costs of the Property, in each case to the extent in Seller’s possession or control and not Excluded Items. Such materials shall be made available in an electronic data room or other reasonably accessible format, and Seller shall reasonably cooperate with Purchaser’s due diligence review and reasonable follow-up requests during the Study Period.
Section 5.2Study Period. Subject to the provisions of Section 5.1, Purchaser shall have the Study Period to physically inspect the Property, review the economic data, review the Leases, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Real Property for the presence of Hazardous Materials, and to otherwise conduct such due diligence review of the Property and all records and other materials related thereto as Purchaser, in its absolute discretion, deems appropriate. If, between the Effective Date and the end of the Study Period, Purchaser shall, for any reason or no reason in Purchaser’s sole discretion, determine that it does not wish to purchase the Property, Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Study Period, and thereupon the Deposit shall be returned to Purchaser promptly and, except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder. If Purchaser fails to give such notice prior to the expiration of the Study Period, and such failure continues for five (5) Business Days after written notice thereof from Seller to Purchaser, it shall conclusively be deemed to have elected to waive its right to terminate this Agreement under this Section 5.2 .
Section 5.3Confidentiality.
(a)Purchaser agrees to hold all Confidential Information in confidence and, prior to the Closing, shall not disclose or permit the disclosure of the Confidential Information to any Person other than those listed in this Section 5.3 without Seller’s prior written consent. Purchaser further agrees that, before the Closing, Purchaser will use the Confidential Information only for purposes of evaluating the Property in connection with its purchase thereof in accordance with the terms of this Agreement. Prior to the Closing, Purchaser shall not disclose the transaction contemplated hereby or the Confidential Information to any Person, other than to such of its employees, officers, directors, attorneys, accountants, lenders, investors and clients who (i) in Purchaser’s discretion have a need to know or otherwise a need to review the Confidential Information for the purpose of advising Purchaser on the suitability of the Property for purchase, (ii) have been informed in writing of the confidential nature of such information and (iii) have agreed to be bound by the confidentiality terms of this Section 5.3(a). Purchaser shall ensure that all Persons to whom it discloses the Confidential Information shall keep the same confidential in accordance with the terms of this Agreement. In any event, Purchaser shall be responsible for any breach of this Agreement by any Person to whom Purchaser discloses the Confidential Information.
(b)Notwithstanding the above terms, to the extent that it is determined that Purchaser is required to disclose the Confidential Information by law, regulation or stock exchange rule or pursuant to a subpoena, court order or other legal proceeding, Purchaser shall notify Seller (both by telephone and in writing) promptly following its knowledge of such legally demanded disclosure. Purchaser shall cooperate with Seller’s counsel in any appeal or challenge to such disclosure made by Seller. If no protective order or similar relief is obtained, Purchaser shall (i) disclose only that portion of the Confidential Information that it is legally obligated to disclose, (ii) exercise reasonable efforts to obtain reliable assurances that the disclosed information will be kept confidential and (iii) exercise reasonable efforts to provide Seller with a copy of the information to be disclosed before the same is given to any third party. In addition, and notwithstanding anything to the contrary in this Agreement, Purchaser may disclose any portion of the Confidential Information that is generally available to the public, other than any portion of the Confidential Information that becomes available to the public as a result of a previous disclosure by Purchaser in violation of this Agreement.
(c)The obligations under this Section 5.3 shall apply mutatis mutandis to Seller with respect to non-public information concerning Purchaser and its affiliates and the terms of the transactions contemplated hereby.
(d)Nothing in this Agreement shall prohibit either party or its affiliates from making disclosures required or reasonably determined by such party to be advisable in connection with applicable law, securities laws, stock exchange rules, regulatory requirements, financial reporting obligations, tax, audit, accounting, investor reporting, lender reporting, board or committee reporting, or other legal, regulatory, governance or compliance requirements, provided that such party shall use commercially reasonable efforts to limit such disclosure to the extent reasonably practicable. Press releases and similar public announcements shall remain governed by Section 11.21. The confidentiality obligations under this Section 5.3 shall expire on the date that is two (2) years after any termination of this Agreement, except with respect to trade secrets for so long as protected under applicable law.
(e)If this Agreement is terminated, (i) Purchaser shall promptly deliver to Seller all the Confidential Information (or portions thereof requested by Seller) which is in tangible form, including any copies Purchaser has made and other embodiments thereof, and (ii) Purchaser shall destroy all extracts, summaries and compilations thereof and references thereto which are in Purchaser’s notes, documents, databases or other records (whether prepared by Purchaser or by Seller) and including without limitation any extracts, summaries, notes, documents, databases or other records concerning the Confidential Information (that may be in the possession of any party authorized hereunder to possess said items), and in either case Purchaser will certify in writing to the Seller that it has done so. Notwithstanding the foregoing, Purchaser and its representatives may retain copies of Confidential Information to the extent required by applicable law, regulation, securities law, stock exchange rule, legal hold, audit, tax, accounting, regulatory, insurance, lender, governance, internal compliance or ordinary-course record retention policies (including automated electronic back-ups), provided that any such retained information shall remain subject to the confidentiality obligations herein for so long as retained.
(f)Purchaser acknowledges that portions of the Confidential Information may be of a special, unique, unusual, extraordinary and intellectual character and that the Seller’s interest in such Confidential Information may be irreparably injured by disclosure of such Confidential Information in violation of this Agreement. Purchaser further acknowledges and agrees that money damages would not be a sufficient remedy for any breach of Section 5.3 of this Agreement by it and that, in addition to all other remedies available at law or in equity, the Seller shall be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach or potential breach by the Purchaser of Section 5.3 of this Agreement and further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.
The provisions of this Section 5.3 shall survive the Closing or termination of this Agreement.
Section 5.4Reporting. In the event that Purchaser’s due diligence reveals any condition of the Property that in Purchaser’s judgment requires disclosure to any governmental agency or authority, Purchaser shall immediately notify Seller thereof. In such event, Seller, and not Purchaser or anyone acting on Purchaser’s behalf, shall make such disclosures as Seller deems appropriate. Notwithstanding the foregoing,

Purchaser may disclose matters concerning the Property to a governmental authority if, Purchaser or its consultants are required by applicable law to make such disclosure, provided that Purchaser shall give Seller prior written notice of the proposed disclosure and consult with Seller on the nature of the proposed disclosure and the asserted basis therefore prior to any disclosure.
Section 5.5Assumption of Contracts. Before the end of the Study Period, Purchaser may give written notice to Seller (a “Contract Assumption Notice”) of any Contracts that Purchaser desires to assume. At or prior to Closing, Seller shall terminate, effective no later than the Closing, all Contracts and other service, management or similar agreements that would otherwise be binding on Purchaser or the Property after the Closing and that Purchaser has not expressly approved in writing per the terms hereof, such that Purchaser, as landowner and landlord, assumes no Contract and has no liability or obligation thereunder. Any Contract that the parties agree will survive in connection with the FMC Leased Property shall be the sole responsibility of Seller, as tenant, performed and paid by Seller as an obligation under the Leaseback Lease, and Seller shall indemnify, defend and hold harmless Purchaser from and against any cost, liability or obligation arising under any such Contract, none of which shall burden Purchaser as landowner or landlord. All Contracts with respect to which Purchaser does give a Contract Assumption Notice by the end of the Study Period shall be deemed approved by Purchaser and shall be assigned to and assumed by Purchaser at the Closing pursuant to the Assignment and Assumption Agreement.
Section 5.6Leaseback Lease. During the Initial Study Period, Seller and Purchaser shall negotiate in good faith forms of lease agreements (collectively, the “Leaseback Lease”) under which Seller will leaseback the FMC Leased Property (the “Leaseback”) per the material terms set forth in Addendum 5.6, attached hereto and incorporated herein. The Leaseback Lease shall be in form and substance acceptable to both Seller and Purchaser, each in its sole discretion. When the parties agree on a form of the Leaseback Lease to be executed at Closing, this Agreement shall be amended and the agreed upon form Leaseback Lease shall be attached hereto as Exhibit D-2. In the event the parties are unable to agree as to the form of Leaseback Lease on or before the expiration of the Initial Study Period, then either party shall be entitled to terminate this Agreement by giving written notice thereof to the other party, at any time prior to Closing, and thereupon the Deposit shall be returned to Purchaser and, except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder.
Section 5.7Amendments. During the Initial Study Period, Seller and Purchaser shall negotiate in good faith, additional terms and conditions relating to this transaction including, but not limited to, the Leaseback Lease, Seller retained obligations under the Leaseback, the allocation of responsibility for environmental matters (including any related releases, indemnities, covenants or waivers, if agreed), covenants and waivers, representations and warranties, Claim Cap and survival periods, and prorations, together with the further matters identified on the Open-Items Schedule attached hereto as Addendum 5.7 (the matters described herein, collectively, the “Open Items”). Upon the parties agreement to the Open Items, this Agreement shall be amended and restated to reflect same. In the event the parties are unable to agree as to the Open Items and amendment to this Agreement relating thereto on or before the expiration of the Initial Study Period, then either party shall be entitled to terminate this Agreement by giving written notice thereof to the other party, at any time prior to Closing, and thereupon the Deposit shall be returned to Purchaser and, except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder.
ARTICLE 6 CONDITIONS PRECEDENT, CASUALTY DAMAGE OR CONDEMNATION
Section 6.1Conditions Precedent Favoring Purchaser.

(a)Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller.
(i)Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.
(ii)Subject to Section 7.4, on the Closing Date, the Seller Representations shall be true, complete and accurate in all material respects, subject to: (1) changes that: (y) are caused by the acts or omissions of Purchaser or its agents or affiliates; or (z) are a result of the operation of the Property in the ordinary course of business in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value or operation of the Property; and (2) casualty or condemnation (which shall be governed by Sections 6.3 and 6.4, respectively). Nothing in this clause shall limit Purchaser’s rights under Section 6.6 or Section 7.4 with respect to any Seller Representation that was untrue in any material respect when made, or as to which Seller has given (or was required to give) notice that it has become untrue.
(iii)On the Closing Date, title to the Property shall be conveyed to Purchaser subject only to the Permitted Exceptions and the Leaseback.
(iv)No action, suit or proceeding shall be pending or threatened that would materially impair Seller’s ability to consummate the transactions contemplated hereby or to perform its obligations under the Leaseback Lease.
(v)The Title Company shall be irrevocably committed to issue to Purchaser an owner’s policy of title insurance for the Property, subject only to the Permitted Exceptions and the Leaseback.
(vi)Purchaser shall have received an estoppel certificate confirming no default under the respective Lease and the accuracy in all material respects of the Rent Roll from the Tenants (the “Estoppel Requirement”). All Tenant estoppel certificates required hereby shall be in forms to be mutually agreed upon by Seller and Purchaser during the Study Period following Purchaser’s review of the Leases, and otherwise in form and substance reasonably acceptable to Purchaser. An estoppel certificate shall not count towards the Estoppel Requirement if it discloses any default, offset, dispute, renewal, extension, purchase or expansion right, any other matter inconsistent in any material respect with the Rent Roll or the applicable Lease as made available to Purchaser, or any other matter not reasonably acceptable to Purchaser, in each case unless approved by Purchaser.
(vii)Seller shall use good faith efforts to obtain estoppel certificates that satisfy the Estoppel Requirement, provided that Seller shall not be obligated to expend funds in connection therewith, and the failure of Seller to obtain sufficient estoppel certificates shall not in and of itself constitute a default by Seller under this Agreement (but shall constitute a failure of the condition set forth in this Section 6.1(a)(vi) unless waived by Purchaser).
(viii)Seller and Purchaser shall have executed and delivered, at the Closing, the Leaseback Lease in the final form agreed pursuant to Section 5.6.

(ix)Seller and Purchaser shall have agreed to the Open Items and executed and delivered, an amendment and restatement of this Agreement pursuant to Section 5.7.
(b)Notwithstanding the foregoing, if the conditions set forth in this Section 6.1 or any other condition of Closing shall not have been fulfilled on or before the Closing Date, each party shall have the right (in its sole discretion), exercisable by written notice to the other at or before the Closing, to extend the Closing Date for one or more periods of up to sixty (60) days in total to provide additional time for the fulfillment of such condition, so long as Closing occurs no later than December 31, 2026.
(c)If any of the conditions set forth in this Section 6.1 have not been satisfied (or waived in writing by Purchaser) on or prior to the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice to Seller, whereupon the Deposit shall be returned to Purchaser and, except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, neither party shall have any further rights, obligations or liabilities hereunder; provided that if such failure of condition arises from a default by Seller, Purchaser shall also retain its rights and remedies under Section 10.3.
Section 6.2Conditions Precedent Favoring Seller.
(a) In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Seller to Purchaser.
(i)Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.
(ii)On the Closing Date, the representations and warranties of Purchaser set forth in Section 7.1 shall be true, complete and accurate in all material respects.
(iii)Seller and Purchaser shall have executed and delivered, at the Closing, the Leaseback Lease in the final form agreed pursuant to Section 5.6.
(iv)Seller and Purchaser shall have agreed to the Open Items and executed and delivered, an amendment and restatement of this Agreement pursuant to Section 5.7.
(v)This transaction shall qualify as a sale (“Sale”) for accounting purposes under U.S. GAAP, with the Leaseback qualifying as a lease that is classified as an operating lease under ASC 842 (the “Accounting Treatment”). Seller shall determine the appropriate Accounting Treatment of the Sale and the Leaseback based on Seller’s interpretation of U.S. GAAP, the Code, and Seller’s internal accounting and tax policies, standards, and practices, in Seller’s sole and absolute discretion.
(b)Notwithstanding the foregoing, if the conditions set forth in this Section 6.2 or any other condition of Closing shall not have been fulfilled on or before the Closing Date, each party shall have the right (in its sole discretion), exercisable by written notice to the other at or before the Closing, to extend the Closing Date for one or more periods of up to sixty (60) days in total to provide additional time for the fulfillment of such condition, so long as Closing occurs no later than December 31, 2026.

(c)If any or all of the above conditions have not been satisfied or waived in writing by Seller on or prior to the Closing Date, then Seller shall have the right to terminate this Agreement, and upon such termination, subject to the following sentence, the Deposit shall be refunded to Purchaser and neither Purchaser nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. Notwithstanding the foregoing, in the event the failure of the condition precedent to Seller’s obligations arises from a Purchaser default here under, then Seller shall have the remedies available to Seller in Section 10.2.
Section 6.3Risk of Loss. In the event that all or a material portion of the Property should be damaged or destroyed by fire or other casualty prior to Closing (or any casualty for which Purchaser’s or Seller’s reasonable estimate of the cost of repair exceeds $500,000 or that would give any basis for termination or rent abatement under the Leaseback Lease or any of the Leases) (any such casualty, a “Material Casualty”), Purchaser and/or Seller may, respectively, at its sole option, elect to terminate this Agreement and Purchaser in such event will receive back the Deposit. If neither party so elects to terminate, then the parties shall be deemed to have elected to close the transaction contemplated by this Agreement. No casualty or condemnation shall modify or excuse the parties’ respective obligations under the Leaseback Lease from and after the Closing.
Subject to Purchaser’s termination rights under this Agreement (including Section 5.2), in the event of a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty and parties elect to proceed pursuant to Section 6.3, (i) Purchaser shall purchase the Property in accordance with the terms hereof (without a reduction in the Purchase Price except as provided for in Section 6.5 below), and (ii) Seller shall assign to Purchaser at Closing all third-party insurance proceeds to be paid on account of such damage as provided for in Section 6.5. With respect to any Material Casualty, Purchaser and Seller shall each be deemed to have elected to proceed under Section 6.3 unless, within fifteen (15) Business Days from written notice of such Material Casualty, either party provides the other with written notice that it elects to terminate this Agreement pursuant to Section 6.3.
Section 6.4Condemnation. In the event that all or a material portion of the Real Property (as reasonably determined by Purchaser) should be condemned by right of eminent domain prior to the Closing (or any taking for which Purchaser’s or Seller’s reasonable estimate of the resulting loss of value exceeds $500,000 or that would give any basis for termination or rent abatement under the Leaseback Lease or any of the Leases) (any such event, a “Material Taking”), Purchaser and/or Seller may, respectively, at its sole option, elect to terminate this Agreement and Purchaser in such event will receive back the Deposit. If neither party so elects to terminate, then the parties shall be deemed to have elected to close the transaction contemplated by this Agreement. No casualty or condemnation shall modify or excuse the parties’ respective obligations under the Leaseback Lease from and after the Closing.
In the event of a condemnation by right of eminent domain that is not a Material Taking, or if there is a Material Taking and the parties elect to proceed under Section 6.4, then Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Purchaser at Closing all condemnation proceeds paid as a result of such condemnation as provided for in Section 6.5. With respect to any Material Taking, Purchaser and Seller shall each be deemed to have elected to proceed under Section 6.4 unless, within fifteen (15) Business Days from written notice of such Material Taking, either party provides the other with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.4.
Section 6.5Allocation of Casualty and Condemnation Proceeds. If a condemnation or casualty occurs after the Effective Date and this Agreement is not terminated as permitted pursuant to the terms of Section 6.3 or Section 6.4, or pursuant to any other applicable termination right under this Agreement, then subject to Section 5.7, this Agreement shall remain in full force and effect, and Purchaser shall acquire the remainder of the Property upon the terms and conditions generally set forth herein, and any other terms and conditions as the parties agree to per Section 5.7 relating to, but not limited to, the allocation of casualty and condemnation proceeds, restoration obligations, allocation of responsibility for any uninsured or underinsured amounts, Seller’s deductible and the Seller-Allocated Amounts.
Section 6.6Leasing & Other Activities Prior to Closing.
(a)Seller shall provide Purchaser with prompt notice of any new Lease, any material modification of any Lease and any Lease termination that occurs prior to the expiration of the Study Period. Seller shall not enter into any Lease transaction without Purchaser’s prior written consent, which consent may be given or withheld in Purchaser’s sole discretion; provided, however, that notwithstanding the foregoing provisions, Seller shall not be required to obtain Purchaser’s consent to: (i) enter into any modification, renewal or extension of any Lease, or to grant any consent under any Lease, to the extent only that the same is required pursuant to the applicable terms of the Lease (provided that Seller shall give Purchaser prompt written notice thereof together with copies of the operative documents); and (ii) exercise any recapture rights expressly provided for in any Lease. When seeking such consent from Purchaser, Seller shall provide Purchaser with a Lease Proposal Notice. Notwithstanding the foregoing, the deemed-approval provisions of this Section 6.6 shall not apply to, and Purchaser’s prior written consent shall be required in all cases for, any modification, amendment, renewal, extension, non-renewal, waiver, consent or termination relating to any existing third-party lease or occupancy agreement affecting the Property (including, without limitation, the Corteva Lease), and Seller shall give or withhold any notice of renewal or non-renewal under any such lease or occupancy agreement as Purchaser may direct. If Purchaser disapproves such request, then Purchaser’s written notice shall specify the reasons for such disapproval.
(b)Seller shall not enter into any new service, management or leasing brokerage contracts for the Property or modifications, renewals or terminations of any existing contracts that would be binding on Purchaser after Closing, without the written consent of Purchaser. If Purchaser disapproves any such request, then Purchaser’s written notice shall specify the reasons for such disapproval.
(c)At all times prior to Closing, Seller shall: (i) use good faith efforts to conduct business with respect to the Property substantially in the same manner in which said business has been heretofore conducted, and (ii) insure the Property substantially as it is currently insured.
(d)Promptly following Seller’s discovery thereof, Seller shall notify Purchaser in writing if: (i) any Seller Representation was untrue or inaccurate in any material respect when made, or has become untrue or inaccurate in any material respect; (ii) Seller receives any written notice from any governmental authority, any Tenant or any other Person asserting any material default, violation, investigation, litigation, or condemnation affecting the Property or Seller’s ability to perform its material obligations under this Agreement; or (iii) Seller discovers any release of a reportable quantity of Hazardous Materials at the Property.
(e)If, following the Effective Date, Seller discovers, obtains or becomes aware of any additional documents or information within the scope of the Documents or otherwise responsive to Purchaser’s due diligence requests (including any Leases, Lease amendments, Environmental Reports, title or survey materials, utility or infrastructure information, service contracts, tax materials or operating-cost information), Seller shall promptly deliver the same to Purchaser.
(f)Except with respect to any intentional or fraudulent breach by Seller of its disclosure or delivery obligations under this Agreement, any written notice delivered by Seller pursuant to Section 6.6(d) that identifies the applicable Seller Representation and the matter giving rise to the untruth or inaccuracy shall be deemed to amend or modify such Seller Representation and cure such untruth or inaccuracy solely for purposes of determining whether Seller is in default under this Agreement; provided that no such notice shall limit or affect Purchaser’s rights under Sections 5.2, 6.1 and 7.4 or any other express termination right or condition to Purchaser’s obligation to close under this Agreement.
(g)From the Effective Date until the Closing or any earlier termination of this Agreement, Seller shall not, and shall cause its affiliates and its and their respective representatives and agents not to, directly or indirectly, market the Property, solicit, entertain or accept any offer or inquiry, furnish information to any Person in connection with any potential transaction, or engage in any negotiations or discussions with any Person other than Purchaser and its affiliates, in each case regarding any sale, transfer, ground lease, or other disposition of all or any portion of the Property.
(h)From the Effective Date until the Closing or any earlier termination of this Agreement, Seller shall not, without Purchaser’s prior written consent in each instance, create, grant, consent to or permit any new lien, encumbrance, easement, right-of-way, declaration, covenant, condition, restriction, dedication or other instrument affecting title to the Property, transfer any interest in the Property, or initiate or consent to any change in the zoning, entitlements or tax-parcel configuration of the Property.
ARTICLE 7 REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 7.1Purchaser’s Representations, Warranties and Covenants. Purchaser hereby represents, warrants, covenants, and acknowledges to Seller as of the Effective Date and as of the Closing as follows:
(a)Purchaser is experienced and sophisticated in the acquisition, development, management, leasing, ownership and operation of commercial real estate projects such as the Property and that, prior to the end of the Study Period, Purchaser will have had a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for the Seller Representations, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller. Without limiting the foregoing, Purchaser acknowledges and agrees that: (1) except for the Seller Representations, any environmental, physical condition or other reports provided to Purchaser by Seller or its agents are provided without any representation or warranty of any kind, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein; and (2) Purchaser shall rely solely on its own investigations and on reports prepared by any consultants engaged by Purchaser and not on any environmental, physical condition or other reports provided to Purchaser by Seller or its agents;
(b)Except for the Seller Representations, Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the Purchase Price, and that, except for the Seller Representations, such sale shall be without representation or warranty of any kind, express or implied, For the avoidance of doubt, nothing in this Section 7.1 or elsewhere in this Agreement (including any release, waiver, disclaimer, “as-is” provision, acknowledgment, limitation of liability, Claim Cap, basket or survival provision) shall apply to, limit or modify any representation, warranty, covenant or obligation of either party under the Leaseback Lease or any other document delivered pursuant to this Agreement, all of which shall stand alone and be enforceable in accordance with their respective terms. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.1(b) shall survive the Closing without limitation;

(c)Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms;
(d)There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder;
(e)Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default, in any material respect, under (1) the charter documents or by-laws of Purchaser, (2) to the best of Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
(f)No authorization, consent or approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder;
(g)Neither Purchaser nor, to Purchaser’s actual knowledge, any non-public Person that directly or indirectly Controls Purchaser or owns ten percent (10%) or more of the direct or indirect ownership interests in Purchaser (other than any interest held in or through a Person whose securities are listed on a nationally recognized United States securities exchange), is in violation of any laws relating to terrorism or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”), nor is any such Person identified on any Government List. No representation or warranty is made in this paragraph with respect to any Person to the extent that such Person’s interest in Purchaser is held in or through a publicly traded entity, or with respect to any passive or public-market investor in, or any broker or agent of, Purchaser.
Section 7.2Seller Representations. Except as set forth in this Agreement and the disclosure schedule attached hereto as Addendum 7.2 (the “Disclosure Schedule”), the Leases, the Rent Roll, Seller warrants and represents to Purchaser, as of the Effective Date and again as of the Closing Date, as set forth in (a) and (b) of this Section 7.2:
(a)Representations Concerning Seller.
(i)Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms;
(ii)There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder;
(iii)Subject to Section 6.2(c) Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;

(iv)Neither the execution, delivery or performance of this Agreement nor compliance herewith conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Seller, (2) to the best of Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any material agreement or instrument to which Seller is a party or by which it is bound;
(v)No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;
(vi)Seller is not a “foreign person” as defined in Section 1445 of the Code;
(vii)Neither Seller nor, to Seller’s actual knowledge, its affiliates, is in violation of the Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller nor, to Seller’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller nor, to Seller’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used by Seller in connection with this Agreement and amounts committed with respect hereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7));
(b)Representations Concerning the Property
(i)Seller has delivered or made available to Purchaser copies that are complete in all material respects of all Leases currently existing;
(ii)(1) Seller has received no written notice from any Tenant claiming that Seller is currently in default in its material obligations as landlord under such Tenant’s Lease; and (2) no Tenant has received written notice from Seller claiming that any Tenant is currently in default in any material obligation under its Lease;
(iii)Except as set forth on the Rent Roll, as of the date of the Rent Roll: (1) no Rent has been paid by any Tenant more than one month in advance; and (2) no Security Deposits are held by or on behalf of Seller;

(iv)To the best of Seller’s knowledge, Seller has not received any written notice of any current or pending litigation against Seller that would, in the reasonable judgment of Seller, if determined adversely to Seller, materially and adversely affect Purchaser or the Property following Closing;
(v)Seller has delivered or made available to Purchaser true and complete copies of the Contracts that are in Seller’s possession or control and materially affect the ownership, use and operation of the Property or would be binding on Purchaser after Closing;
(vi)Seller has not received any written notice from any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a material violation of any applicable federal, state, county or municipal law, code, rule or regulation, which has not been cured or waived;
(vii)Seller has delivered or made available to Purchaser copies that are complete in all material respects of any third party Environmental Reports prepared for Seller and in Seller’s possession or control; provided, however, that Purchaser understands and acknowledges that any reports are provided to Purchaser without any representation or warranty, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein or Purchaser’s ability to rely thereon.
(viii)The Rent Roll is true, correct and complete in all material respects as of its date and identifies every lease, license, sublease, occupancy or use agreement granting any Person a right of use, occupancy or possession of any portion of the Property (including, without limitation, the Corteva Lease), in each case together with all amendments, modifications, supplements, and guaranties, true and complete copies of all of which have been delivered to Purchaser), and, except as set forth on the Rent Roll, no Person (other than Seller) has any right of use, occupancy or possession of any portion of the Property;
(ix)Except as set forth on the Disclosure Schedule, no Person holds any option, right of first offer, right of first refusal or other right to purchase, ground lease or otherwise acquire all or any portion of the Property or any interest therein, and Seller has not received any written notice of the exercise of, or stated intent to exercise, any such right;
(x)Seller has not received any written notice of any pending, and to the best of Seller’s knowledge there is no threatened, condemnation, eminent domain or similar proceeding affecting all or any portion of the Property;
(xi)Except as disclosed in the Environmental Reports or on the Disclosure Schedule, Seller has not received any written notice from any governmental authority of any violation of, or liability or demanding investigation under, any applicable law regulating Hazardous Materials with respect to the Property that remains uncured or unresolved, and, to the best of Seller’s knowledge, (1) Seller is not a party to any consent decree, consent order, administrative order or similar agreement with any governmental authority relating to environmental conditions at the Property, (2) no portion of the Property is subject to any environmental lien, and (3) no remediation, removal, monitoring or other corrective action with respect to Hazardous Materials is being conducted by Seller, or is pending or threatened against Seller, at any portion of the Property;
(xii)Except as set forth on the Disclosure Schedule: (1) the Property is not subject to any payment-in-lieu-of-taxes, tax abatement, exemption, tax increment or other tax incentive agreement or arrangement, or to any obligation to repay or recapture any tax benefit previously received; (2) no portion of the Property is enrolled in any agricultural, open space or other special-use assessment program that could give rise to rollback, recapture or similar taxes upon a change in use or ownership; and (3) there are no pending appeals or similar proceedings with respect to real estate taxes or assessments affecting the Property;
(xiii)Except for the Leases, the Contracts and matters of record, Seller has not entered into any unrecorded agreement, easement, license, declaration or other instrument affecting title to, or the use, occupancy or development of, the Property that will be binding on Purchaser or the Property after the Closing, and Seller has not severed, conveyed or encumbered any mineral, subsurface, oil, gas, water or development rights relating to the Property;
(xiv)Except for the Contracts and as set forth on the Disclosure Schedule, there are no service, maintenance, supply, utility, parking, management or similar agreements entered into by Seller that will be binding on Purchaser or the Property after the Closing;
(xv)To the best of Seller’s knowledge, Seller has not received any written notice of any actual or proposed termination or material curtailment of any utility service (including any central plant, water, sewer, electric, gas or telecommunications service) serving the Property;
(xvi)No bankruptcy, insolvency, reorganization, receivership or similar proceeding is pending or, to the best of Seller’s knowledge, threatened by or against Seller, and Seller has not made a general assignment for the benefit of creditors; and
(xvii)Except as set forth on the Disclosure Schedule, in the Title Commitment, or on the Survey, in the Leases or in the Documents, to the best of Seller’s knowledge, Seller has not received written notice of any pending or unresolved written claim or proceeding from any governmental authority, utility provider, or other third party alleging or asserting: (i) any third-party ownership, operation, maintenance, cost-sharing or access right with respect to any material internal road, parking area, central plant or other utility generation or distribution facility, stormwater facility or other material campus infrastructure located on or serving the Real Property, other than customary utility easements of record; (ii) any dedication, acceptance, abandonment or vacation of any internal road or driveway; or (iii) any pending subdivision, lot-line adjustment, re-parcelization or change in the tax-parcel configuration of the Real Property.
Section 7.3Seller’s Knowledge Whenever a representation is qualified by the phrase “to the best of Seller’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Seller Representative, after reasonable inquiry of the persons within Seller’s organization having primary responsibility for the ownership, operation and environmental compliance of the Property. Purchaser acknowledges that the Designated Seller Representative is named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Seller Representative to Purchaser and Purchaser agrees that no Designated Seller Representative shall have any liability under this Agreement or in connection with the transactions contemplated hereby.

Section 7.4Notice of Breach. If prior to the Closing, either party obtains actual knowledge that any of the representations or warranties made herein by the other are untrue, inaccurate or incorrect in any material respect, such party shall give the other written notice thereof within five (5) Business Days of obtaining such actual knowledge (but, in any event, prior to the Closing). In such event, such party shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days but in any event no later than December 31, 2026) for the purpose of such cure. If such party elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, then the other party, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (i) to waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement in its entirety by written notice given to the other on the Closing Date (provided that Purchaser is allowed to terminate this Agreement in accordance with Section 6.1(a)(ii)), in which event this Agreement shall be terminated, the Deposit shall be returned to Purchaser promptly and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.
ARTICLE 8 CLOSING
Section 8.1Closing Date. Subject to each party’s right to extend the Closing Date as provided in this Agreement, the Closing shall take place on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company.
Section 8.2Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered, at Seller’s sole expense, each of the following items, each executed and acknowledged to the extent appropriate:
(a)The Deed;
(b)State and local transfer tax affidavits and DE Form 5403;
(c)The Bill of Sale;
(d)The Assignment and Assumption Agreement;
(e)A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code;
(f)A certificate updating the Seller Representations substantially in the form of Exhibit I;
(g)A Title Affidavit in the form attached hereto as Exhibit J and such evidence as may be reasonably required by the Title Company relating to the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;
(h)A duly executed Closing Statement;
(i)An updated Rent Roll;
(j)The Tenant Notices;

(k)All keys in Seller’s possession or control to all locks on the Improvements (not subject to the Leases or Leaseback);
(l)Evidence reasonably satisfactory to Purchaser of the termination of all Contracts not approved by Purchaser pursuant to Section 6.6;
(m)Such other documents, instruments and certificates as may be reasonably required by the Title Company or otherwise reasonably necessary to consummate the transactions contemplated hereby;
(n)The Leaseback Lease; and
(o)All Contracts and all other documents in the possession or control of Seller and material to Purchaser’s ownership or operation of the Property, including all permits, licenses, approvals, plans, specifications, guaranties and warranties relating to the Property and in Seller’s possession or control, but excluding the Excluded Items (all of which may be made available at the Property as of the Closing).
Section 8.3Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following items:
(a)Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit, and subject to apportionments and adjustments as set forth herein) and Purchaser’s share of all escrow costs and closing expenses;
(b)Duly executed and acknowledged originals of the Assignment and Assumption Agreement and the Closing Statement;
(c)Duly executed and acknowledged originals of the Leaseback Lease;
(d)An access easement in form and substance satisfactory to the parties providing Seller access to its adjoining Maryland campus;
(e)Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property; and
(f)The Tenant Notices.
Section 8.4Costs and Prorations.
(a)General. Other than as set forth below, Purchaser and Seller shall agree, on or before the end of the Initial Study Period, upon the prorations, credits and other closing adjustments, if any, applicable to real estate taxes and assessments allocable to the payment period that includes the Closing Date, personal property taxes, if any, Rents and all other items of income and expense with respect to the Property. The parties’ baseline principle for such agreement shall be that all taxes, assessments, operating expenses and other property-level costs and obligations relating to periods prior to the Closing shall be the responsibility of Seller, and from and after the Closing such items shall be addressed under the Leaseback Lease and the agreed-upon resolution of the Open Items, including the net-lease structure and responsibility for campus operating costs. In the event the parties are unable to agree as to the prorations, credits and other closing adjustments on or before the expiration of the Initial Study Period, then in accordance with Section 5.7 either party shall be entitled to terminate this Agreement by giving written notice thereof to the other party, at any time prior to Closing, and thereupon the Deposit shall be returned to Purchaser and, except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder.
(b)Rents.    Seller shall be entitled to all Rent attributable to any period before the Closing Date. Rent for the month in which the Closing occurs shall be prorated between Seller and Purchaser based upon the number of days in such month. Purchaser shall be credited at Closing with: (i) all security or other deposits held by or on behalf of Seller with respect to the Property; (ii) any Rent received by Seller and applicable to any period after the month in which the Closing occurs; and (iii) any interest earned as of the Closing on Security Deposits or prepaid Rent held by or on behalf of Seller, to the extent that such interest is refundable to Tenants under the terms of the applicable Lease or applicable law.
(c)Delinquent Rent. Delinquent Rent shall not be accrued or prorated at Closing. Any Delinquent Rent that is paid after the Closing Date shall, subject to the terms below, be paid to Seller, and if Delinquent Rent is received by Purchaser, Purchaser shall pay the Delinquent Rent to Seller promptly after collection by Purchaser as provided for in Section 8.4(f) below. Purchaser shall use reasonable efforts to collect any Delinquent Rent after the Closing, provided that Purchaser shall not be required to commence any legal proceedings or terminate any Lease. In the event Purchaser commences any action or proceeding against any Tenant and as a result thereof collects any Delinquent Rent which Purchaser is required to remit to Seller, Purchaser shall be entitled to deduct and retain a portion of the amount collected which is equal to the reasonable, third party expenses incurred by Purchaser in connection with the collection of such Delinquent Rent. Purchaser shall not waive any Delinquent Rent or modify or amend any Lease so as to reduce the Delinquent Rent owed by the Tenant for any period in which Seller is entitled to receive such Delinquent Rent, without first obtaining Seller’s written consent.
(d)Reserved.
(e)Operating Expense Pass Through Adjustments. Seller, as landlord under the Leases, is currently collecting from Tenants under all or some of the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property. Upon Purchaser’s reconciliation of the Operating Expense Pass-Throughs for the year in which Closing occurs, the parties shall make an adjusting payment between themselves so that, with respect to any amounts recovered from Tenants, or if applicable, refunded to Tenants, with respect to Operating Expense Pass-Throughs, (i) Seller receives from Purchaser any such amount recovered by Purchaser from Tenants with respect to under-collections of Operating Expense Pass-Throughs by Seller relating to the portion of the year of Closing that occurs prior to the date of Closing, and (ii) Purchaser receives from Seller any such amounts to be paid to Tenants by Purchaser with respect to over-collections of Operating Expense Pass-Throughs by Seller relating to the portion of the year of Closing that occurs prior to the date of Closing. In either event, Purchaser shall be responsible for crediting or repaying those amounts to the appropriate Tenants. If Seller collected estimated prepayments of Operating Expense Pass-Throughs attributable to any period after Closing, Seller shall pay or credit such amounts to Purchaser at Closing.
(f)Application of Payments Received After Closing. Delinquent Rent and other amounts received under the Leases following the Closing (collectively, the “Tenant Receivables”) shall be applied if and when collected in the following order of priority: (i) first, amounts received during, and applicable to, the month in which the Closing occurs shall be apportioned between Purchaser and Seller as set forth in the second sentence of Section 8.4(b) (with Seller’s portion thereof to be delivered to Seller promptly); (ii) second, with respect to Tenant Receivables received after the end of the month in which the

Closing occurs, to Tenant Receivables first coming due after Closing and applicable to the period of time after the month in which the Closing occurs, which amount shall be retained by Purchaser; (iii) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing (“Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (iv) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one (1) year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder; provided, however, Seller shall have no right to cause any Tenant to be evicted or any Lease terminated. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due Rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within five (5) Business Days after receipt thereof less reasonable, actual third party costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within five (5) Business Days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount due.
(g)Reserved.
(h)Reserved.
(i)Reserved.
(j)Closing Statement. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations and closing costs that is as complete and accurate as reasonably possible (the “Closing Statement”). If any prorations cannot be calculated accurately on the Closing Date, then they shall be estimated to the extent possible as of the Closing and calculated as soon after the Closing Date as is feasible. All adjustments to initial estimated prorations shall be made by the parties with due diligence and cooperation within sixty (60) days following the Closing, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the party; provided, however, that the provisions of this paragraph shall survive the Closing until June 30, 2027 and after such date neither Seller nor Purchaser shall have any further rights or obligations under this Section 8.4.
(k)Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and Environmental Reports prepared for and on behalf of Purchaser, (ii) preparation of the Deed and all title insurance premiums and charges and all title examination costs, and (iii) all survey costs. Purchaser and Seller shall each pay one-half of all transfer taxes and documentary stamp charges. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located. The foregoing allocations shall be subject to any different allocation agreed by the parties in connection with the resolution of the Open Items pursuant to Section 5.7.

Section 8.5Tenant Notices. Seller and Purchaser agree to execute, at Closing, a written notice of the acquisition of the Property by Purchaser, in sufficient copies for transmittal to all Tenants and properly addressed to all such Tenants (the “Tenant Notices”). Such notice shall be prepared by Purchaser and approved by Seller, shall notify the Tenants of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Purchaser or required by law. Purchaser shall submit the Tenant Notices to Seller not less than two (2) Business Days before the Closing Date. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Purchaser agrees to transmit or otherwise deliver such letters to the Tenants promptly after the Closing.
ARTICLE 9 REAL ESTATE COMMISSION
Section 9.1Commissions. If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller’s Broker in accordance with a separate agreement between Seller and Seller’s Broker. Seller and Purchaser represent and warrant to each other that no other brokerage fee or real estate commission is or shall be due or owing in connection with this transaction other than to Seller’s Broker, and Seller and Purchaser hereby indemnify and hold the other harmless from any and all losses, damages, costs and expenses incurred by reason of any breach or inaccuracy of the foregoing representation or warranty. The provisions of this paragraph shall survive the Closing or termination of this Agreement.
ARTICLE 10 TERMINATION AND DEFAULT
Section 10.1Termination without Default. If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser’s obligations or Seller’s obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement (after written notice and expiration of the cure period provided in Section 10.2, and provided Seller is not then in default hereunder), the Deposit shall be returned to Purchaser promptly and the parties shall have no further obligation to each other except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations.
Section 10.2Purchaser’s Default. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, and such default continues for five (5) Business Days after written notice thereof from Seller to Purchaser, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, Seller and Purchaser shall have no further obligations to each other. THE PARTIES HERETO, BEFORE ENTERING INTO THIS AGREEMENT, HAVE BEEN CONCERNED WITH THE FACT THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT THAT PURCHASER SHOULD FAIL TO PURCHASE THE PROPERTY SUBJECT TO AND IN ACCORDING TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. THE PARTIES, HAVING MADE A DILIGENT ENDEAVOR TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES WHICH SELLER WOULD SUFFER IN THE EVENT OF

PURCHASER’S FAILURE TO PURCHASE THE PROPERTY SUBJECT TO AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE SUM EQUAL TO THE AMOUNT OF THE DEPOSIT. THEREFORE, IN THE EVENT THAT THE SALE CONTEMPLATED HEREBY SHALL FAIL TO CLOSE FOR ANY REASON OTHER THAN SELLER’S DEFAULT HEREUNDER OR THE FAILURE OF ANY CONDITION PRECEDENT IN FAVOR OF PURCHASER EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SHALL BE ENTITLED TO AND SHALL RETAIN THE ENTIRE DEPOSIT AS LIQUIDATED DAMAGES AND AS ITS SOLE REMEDY AT LAW OR IN EQUITY. THE AMOUNT OF THE LIQUIDATED DAMAGES HAS BEEN ESTABLISHED BY THE PARTIES AS THE AMOUNT OF THE MONETARY DAMAGES SELLER WILL SUFFER BASED SOLELY UPON A FAILURE BY PURCHASER TO PURCHASE THE PROPERTY AND SELLER SHALL BE ENTITLED TO RECOVER NO OTHER DAMAGES FROM PURCHASER BASED SOLELY UPON A FAILURE BY PURCHASER TO PURCHASE THE PROPERTY.
This Section 10.2 is intended only to liquidate and limit Seller’s right to damages arising due to Purchaser’s failure to purchase the Property in accordance with the terms of this Agreement and shall not limit the Purchaser’s Surviving Obligations or Seller’s Surviving Obligations.
Section 10.3Seller’s Default. If Purchaser shall have performed or tendered performance of all of its material obligations under this Agreement, and the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with the terms of this Agreement, then, Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will be returned to Purchaser promptly, and Seller shall reimburse Purchaser for its actual, documented out-of-pocket costs and expenses incurred in connection with this Agreement and its investigation of the Property, and the parties shall have no further obligation to each other except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, or (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that if (A) the transaction contemplated hereby fails to close solely on account of Seller’s failure to execute and deliver the closing documents that Seller is required to execute and deliver in accordance with the terms of this Agreement, (B) such failure is not cured within two (2) Business Days after written notice thereof from Purchaser to Seller, and (C) Purchaser terminates this Agreement pursuant to this Section 10.3, then Seller shall reimburse Purchaser for the reasonable, direct, third-party expenses actually incurred by Purchaser in connection with its proposed acquisition of the Property, and to be subject to Seller’s receipt of reasonably satisfactory evidence of such third-party expenses. Without limiting the foregoing, Purchaser waives any right to specific performance or other equitable relief as well as waives any right to consequential, incidental, or punitive damages in connection with such default or breach of this Agreement.
Section 10.4Breach of Representations. Seller and Purchaser shall agree during the Initial Study Period on its respective liability, following the Closing, for the direct, but not consequential, incidental, or punitive damages resulting from any breach of its representations and warranties expressly set forth in Article 7 hereof, including but not limited to a cap agreed to of the total liability of Seller and/or Purchaser for all such breaches, subject to such carve-outs as the parties may agree (including for fraud, intentional misconduct, environmental and statutory matters, and obligations under the Leaseback Lease), (the “Claim Cap”) and the survival period of such representations and warranties set forth in this Agreement or in any document or certificate delivered in connection herewith. For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in this Agreement (including, without limitation, any Claim Cap, basket, survival limitation, release or waiver) shall limit, modify or otherwise affect either party’s rights or obligations under the Leaseback Lease, which shall constitute independent, standalone obligations. In the event the parties are unable to agree on or before the expiration of the Initial Study Period, then either party shall be entitled to terminate this Agreement in accordance with Section 5.7 by giving written notice thereof to the other party, at any time prior to Closing, and thereupon the Deposit shall be returned to Purchaser and, except for Purchaser’s Surviving Obligations and Seller’s Surviving Obligations, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder.
Section 10.5Seller Termination Option. Up until the end of the Study Period, Seller shall, have the option, exercised in its sole discretion, to terminate this Agreement, in which event this Agreement shall automatically terminate without any further action by Purchaser or Seller, and, (i) the Deposit shall be refunded to Purchaser, (ii) Seller shall reimburse Purchaser all reasonable, direct, third-party expenses actually incurred by Purchaser in connection with its proposed acquisition of the Property (the “Break-Up Fee”) no later than fifteen (15) Business Days after the date that this Agreement is terminated, which obligation shall survive termination of this Agreement, and (iii) the parties shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. The payment of the Break-Up Fee by Seller to Purchaser shall be deemed to be liquidated damages for Seller’s termination as set forth herein. The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Purchaser. Notwithstanding the foregoing and to clarify any ambiguity with respect thereto, no Break-Up Fee is due or owing in the event of a Seller termination arising from a failure of a condition to Closing or Purchaser breach hereunder.
ARTICLE 11 MISCELLANEOUS
Section 11.1Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.
Section 11.2Binding On Successors and Assigns. Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 11.3Assignment by Purchaser. Without the prior written consent of Seller in its sole discretion, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder. Any attempted assignment in violation hereof shall, at the election of Seller, be of no force or effect and shall constitute a default by Purchaser. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement subject to the following conditions: (a) the assignment must be to a limited partnership, limited liability company or other entity controlled by Sansone Group and/or Broadstone Net Lease, Inc. and in which Sansone Group or Broadstone Net Lease, Inc. own, directly or indirectly, at least a 51% interest; (b) such assignee must assume all of Purchaser’s obligations hereunder in a manner reasonably acceptable to Seller and become jointly and severally liable with Purchaser for all such obligations; (c) there shall be no “mark-up” or increase in the Purchase Price; (d) the Study Period shall have ended; and (e) at least five (5) days prior to the proposed assignment, Purchaser shall provide Seller with notice thereof and evidence that the foregoing conditions are satisfied. Any such assignment shall be in writing and executed by the Seller, Purchaser and Assignee.

Section 11.4Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
Section 11.5Governing Law.
(a)This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the State of Delaware without regard to the principles of choice of law or conflicts of law.
(b)In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.
(c)Seller and the Purchaser: (i) agree that any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith shall be brought only in the courts of the State of Delaware or the United States District Court for the State of Delaware ;(ii) irrevocably submits itself to the exclusive jurisdiction of the such courts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or any documents delivered in connection herewith, (iii) waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iv) consents to service of process by registered mail at the address to which notices are to be given if personal service is not with the exercise of reasonable efforts possible.
The provisions of this Section 11.5 shall survive the Closing or termination of this Agreement.
Section 11.6Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.
Section 11.7Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery or (iii) by delivery in person. All notices shall be deemed to have been given upon receipt provided that such receipt occurs on or before 6:00 p.m. local time on a Business Day; otherwise, such notice shall be deemed to have been given on the next succeeding Business Day. Notwithstanding the foregoing, the party who is entitled to receive any notice under this Agreement may elect to accept delivery of such notice by electronic mail only, but the sending party shall not be entitled to forego sending by personal delivery or next day delivery unless the receiving party affirmatively waives such secondary delivery in writing. Notwithstanding the foregoing, any notice of termination of this Agreement given by Purchaser shall be effective if sent by electronic mail to the addresses set forth below, with no additional delivery method required. All notices shall be addressed to the parties at the addresses below:
To Seller:    FMC Corporation
    2929 Walnut Street
    Philadelphia, PA 19104
    Attn: Steve Martins
    Email: Steve.Martins@fmc.com

and with a copy to:    Polsinelli PC
    1717 Arch Street, Suite 1200
    Philadelphia, PA 19103
    Attn: Marcy Hart
    Email: Marcy.Hart@polsinelli.com
To Purchaser:    ERCOR Elkton, LLC
c/o Broadstone Net Lease, Inc.
    207 High Point Drive, Suite 300
    Victor, New York 14564’
    Attn: Ryan M. Albano
    Email: ryan.albano@broadstone.com

with a copy to:    Woods Oviatt Gilman LLP
    1900 Bausch & Lomb Place
    Rochester, NY 14604
    Attn: Jeffrey A. Vaisey
    Email: jvaisey@woodsoviatt.com
Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
Section 11.8Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. The provisions of this Section 11.8 shall survive the Closing or termination of this Agreement.
Section 11.9IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

Section 11.10Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
Section 11.11Modification of Agreement. This Agreement may not be amended or modified except by a written agreement signed by both Seller and Purchaser that expressly states that it is intended to amend this Agreement.
Section 11.12Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
Section 11.13Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
Section 11.14Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.
Section 11.15Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.
Section 11.16Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Seller’s liability set forth elsewhere in this Agreement: in no event shall any officer, director, trustee, manager, employee, agent, advisor, counsel or direct or indirect owner of Seller (other than Seller itself) have any personal liability hereunder or otherwise. Nothing in this Section 11.16 shall limit or impair Seller’s obligations with respect to the return of the Deposit, the Break-Up Fee, any expense reimbursement expressly provided for herein, Seller’s Surviving Obligations, or Seller’s obligations under the Leaseback Lease. The acceptance of the Deed shall constitute full performance of all of Seller’s obligations hereunder other than those obligations of Seller, if any, that by the express terms hereof are to survive the Closing. The provisions of this Section 11.16 shall survive the Closing.

Section 11.17Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
Section 11.18No Recording. The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 10.2.
Section 11.19No Implied Agreement. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by both Seller and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.
Section 11.20Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.
Section 11.21Disclosures/Press Releases. Subject to the provisions of Section 5.3, and specifically excluding any internal communications which are not subject to this Section 11.21, each party agrees that, without the prior written approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), it shall not issue any press release or other similar announcement, statement or disclosure of this Agreement, the transactions contemplated hereby, or the parties hereto (or their respective affiliates and advisors), whether before or after the Closing. Following the Closing, the parties may issue a press release announcing the transactions contemplated hereby in a form mutually approved by the parties. This Section 11.21 governs press releases and similar public announcements. The provisions of this Section 11.21 shall survive the Closing.
Section 11.22Like Kind Exchange. In the event that Purchaser elects to purchase the Property as part of a like-kind exchange pursuant to Section 1031 of the Code, Seller agrees to cooperate as reasonably requested with Purchaser in connection therewith and to execute and deliver all documents which reasonably may be required to effectuate such exchange as a qualified transaction pursuant to Section 1031 of the Code; provided, however, that: (a) the Closing shall not be delayed; (b) Seller shall incur no additional cost or liability in connection with the like-kind exchange; (c) Purchaser pays all costs associated with the like-kind exchange; (d) Seller is not obligated to take title to any other property; (e) Purchaser’s obligations under this Agreement are not in any way conditioned upon its ability to accomplish any like-kind exchange and in no event shall any actual or proposed like-kind exchange limit or affect Purchaser’s obligations or liabilities under this Agreement; and (f) Purchaser shall be solely responsible for, and shall indemnify, defend and hold the Seller harmless from, all liabilities, costs and expenses relating to any actual or proposed like-kind exchange. The indemnification provision set forth above shall survive the Closing or termination of this Agreement.
Section 11.23Escrow Agent Provisions. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:
(a)Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.
(b)Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature that it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.
(c)Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Purchaser shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement, and in such connection Seller and Purchaser shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.
(d)Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent may hold the Deposit until the receipt of written instructions from both Purchaser and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received. Notwithstanding the foregoing or any separate escrow instructions, upon any termination of this Agreement pursuant to which Purchaser is entitled to the return of the Deposit, Escrow Agent shall return the Deposit to Purchaser upon Purchaser’s written demand (with a copy to Seller), without any requirement of Seller’s consent or further instruction, unless Seller delivers to Escrow Agent and Purchaser, within five (5) Business Days after such demand, a written objection setting forth in reasonable detail the basis therefor.

(e)Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.
(f)Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account selected by or approved by Purchaser. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Purchaser except to the extent the Deposit becomes payable to Seller pursuant to Section 10.2. In such event the interest earned on the Deposit shall accrue to the benefit of the Seller.]

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IN WITNESS WHEREOF, Seller hereto has executed this Agreement as of the Effective Date.

SELLER:

FMC CORPORATION

By:	/s/ Pierre Brondeau
Name:	Pierre Brondeau
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Purchaser hereto has executed this Agreement as of the Effective Date.

PURCHASER:

ERCOR ELKTON, LLC

By:	/s/ Ryan M. Albano
Name:	Ryan M. Albano
Title:	Authorized Signatory